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                                                                     EXHIBIT 2.8

                            CERTIFICATE OF CORRECTION
                                       OF
            CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION
                                       OF
                      ADVANCED PLANT PHARMACEUTICALS, INC.



         It is hereby certified that:

         1. The name of the corporation (hereinafter called the "corporation") is Advanced Plant Pharmaceuticals, Inc.

         2. The Certificate of Amendment of the Certificate of Incorporation of the corporation, which was filed by the Secretary of State of Delaware on December 1, 1998, is hereby corrected.

         3. The defect to be corrected in said instrument is as follows:

                  FIRST: That at a meeting of the Board of Directors of Advanced Plant Pharmaceuticals, Inc., resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

                  RESOLVED, that the Certificate of Incorporation of the corporation be amended by changing the Article thereof numbered "4th Article" so that, as amended, said Article shall be and read as follows: "Increase the authorized common shares, par value $.0007 per share, from 50,000,000 to 120,000,000 and keep the same 5,000,000 preferred shares par value $.0007."

                  SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

                  THIRD: That said amendment was duly adopted in accordance with the provisions of section 242 of the General Corporation Law of the State of Delaware.
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         4. The portion of the instrument in corrected form is as follows:

                  FIRST: That at a meeting of the Board of Directors of Advanced Plant Pharmaceuticals, Inc., resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and submitting such proposed amendment to the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

                  RESOLVED: That the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered Fourth Article so that as amended, said Article shall be and read as follows:

                  FOURTH: The total number of shares of stock which the corporation shall have authority to issue is 120,000,000 shares of Common Stock, par value $.0007 per share, and 5,000,000 shares of preferred stock par value $.0007. The preferred stock may be issued from time to time in one or more series. The Board of Directors of the corporation is hereby expressly authorized to provide, by resolution or resolutions duly adopted by it prior to issuance, for the creation of each such series and to fix the designations and the powers, preferences, rights, qualifications, limitations and restrictions relating to the shares of each such series. The authority of the Board of Directors with respect to each series of preferred stock shall include, but not be limited to, determining the following:

                  (a) the designation of such series, the number of shares to constitute such series and the stated value thereof if different from the par value thereof;

                  (b) whether the shares of such series shall have voting rights, in addition to any voting rights provided by law, and, if so. the terms of such voting rights, which may be general or limited;

                  (c) the dividends, if any, payable on such series, whether any such dividends shall be cumulative, and if so, from what dates, the conditions and dates upon which such dividends shall be payable, and the preference or relation which such dividends shall bear to the dividends payable on any shares of stock or any other class or any other series of preferred stock;

                  (d) whether the shares of such series shall be subject to redemption by the corporation, and if so, the times, prices and other conditions of such redemption;

                  (e) the amount or amounts payable upon shares of such series upon, and the rights of the holders of such series in, the voluntary or involuntary liquidation, dissolution or winding up, or upon any distribution of the assets of the corporation;
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                  (f) whether the shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or other corporate purposes and the terms and provisions relating to the operation thereof;

                  (g) whether the shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or any other series of preferred stock or any other securities and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange.


                  (h) the limitations and restrictions, if any, to be effective while any shares of such series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the corporation of, the common stock or shares of stock of any other class or any other series of preferred stock;

                  (i) the conditions or restrictions, if any, upon the creation of indebtedness of the corporation or upon the issue of any additional stock, including additional shares of such series or of any other series of preferred stock or of any other class; and

                  (j) any other powers, preferences and relative, participating, optional and other special rights, and any qualifications, limitations and restrictions thereof.

                  The powers, preferences and relative, participating optional and other special rights of each series of preferred stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. All shares of any one series of preferred stock shall be identical in all respects with all other shares of such series, except that shares of any one series issued at different times may differ as to the dates from which dividends thereof shall be cumulative.

                  SECOND: That thereafter, pursuant to resolution of its Board of Directors and in accordance with Section 228 of the General Corporation Law of the State of Delaware, the holders of a majority of the outstanding shares of common stock of the corporation, by written consent, adopted the foregoing amendment.

                  THIRD: That said amendment was duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

Dated:  December 10, 1998

                                                 /s/ David Lieberman
                                                 -------------------
                                                 David Lieberman, President